EXHIBIT 10.10

SECOND AMENDMENT TO
THE CHEESECAKE FACTORY INCORPORATED
AMENDED AND RESTATED YEAR 2000 OMNIBUS PERFORMANCE STOCK INCENTIVE PLAN

[ADOPTED BY THE BOARD OF DIRECTORS OF THE CHEESECAKE FACTORY
INCORPORATED ON JANUARY 19, 2007]

The Cheesecake Factory Incorporated Amended and Restated Year 2000 Omnibus Performance Stock Incentive Plan, as adopted at The Cheesecake Factory Incorporated 2004 Annual Meeting of Stockholders, and as amended November 28, 2006 (the “2000 Plan”) is amended as provided herein and except as so amended, the 2000 Plan remains in full force and effect.

1.               Article IV, Section 4.4 of the 2000 Plan is amended and restated in its entirety to read as follows:

NOW, THEREFORE, BE IT RESOLVED, that subject to the Company’s receipt of the Interpretive Advice, Section 4.4 of the 2000 Plan be amended to add the following sentence:

Provided, however, nothing in this Section 4.4 shall be construed to prohibit the Board or Committee from amending (and the Board and/or the Committee shall have full authority to amend) an outstanding Option or portion of an outstanding Option to increase the original Option Price of the Option or portion of the Option to the fair market value of a share of the Company’s Common Stock on the Option’s measurement date for financial reporting purposes.